Exhibit 99.1

QVC GROUP REPORTS

SECOND QUARTER 2025 FINANCIAL RESULTS

West Chester, Pennsylvania, August 7, 2025 – QVC Group, Inc. ("QVC Group") (Nasdaq: QVCGA, QVCGP;

OTCQB: QVCGB) today reported second quarter 2025 results(1).

“We continue to operate in a challenging environment marked by the continued decline of linear television, volatile consumer confidence and uncertainty in international trade. Despite a declining top line, we delivered double-digit Adjusted OIBDA margin and we’ve made significant progress with our WIN strategy, growing our social and streaming business revenue such that it is now approaching double-digits as a percentage of total QxH revenue, diversified our sourcing to mitigate tariff uncertainty, and completed the transition of HSN to our Studio Park campus.” said David Rawlinson, President and CEO of QVC Group. “While it will take time to implement our long-term growth strategy, we remain confident that we have the right plan in place to drive the future of live shopping.”

Second quarter 2025 headlines(2):

●	QVC Group revenue decreased 7% in US Dollars and 9% in constant currency(3)
●	Generated operating loss of $2.3 billion
●	Adjusted OIBDA(4) decreased 18% in US Dollars and decreased 19% in constant currency
●	QxH revenue decreased 11%
●	QVC International revenue increased 3% in US Dollars and decreased 3% in constant currency
●	Cornerstone revenue decreased 8%

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2025 to the same period in 2024.

SECOND QUARTER 2025 FINANCIAL RESULTS

(amounts in millions)	2Q24	2Q25	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,558	$1,391	(11)%
QVC International	576	593	3%	(3)%
Cornerstone	273	252	(8)%
Total QVC Group Revenue	2,407	2,236	(7)%	(9)%

Operating Income (Loss)
QxH(b)	$106	$(2,334)	NM
QVC International(c)	57	62	9%	2%
Cornerstone	11	10	(9)%
Unallocated corporate cost	(9)	(10)	(11)%
Total QVC Group Operating Income (Loss)	165	(2,272)	(1,477)%	(1,479)%

Adjusted OIBDA (Loss)
QxH(b)	$194	$150	(23)%
QVC International(c)	77	75	(3)%	(8)%
Cornerstone	19	17	(11)%
Unallocated corporate cost	(8)	(10)	(25)%
Total QVC Group Adjusted OIBDA	$282	$232	(18)%	(19)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the second quarter of 2024, QxH recorded $10 million of restructuring charges related to a plan to shift its information technology operating model. In the second quarter of 2025, QxH incurred a $2.4 billion non-cash impairment charge related to goodwill and tradenames. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	In the second quarter of 2024, QVC International recorded $8 million of restructuring charges related to a plan to shift its information technology operating model. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

QxH

QxH revenue declined primarily due to a 13% decrease in units shipped and lower shipping and handling revenue, partially offset by favorable returns and 1% increase in average selling price. QxH reported sales growth in electronics with declines across all other categories.

Operating loss in the second quarter was primarily driven by a $2.4 billion non-cash impairment charge related to goodwill and tradenames.

Adjusted OIBDA margin(4) decreased mainly due to higher fulfillment costs and sales deleverage, partially offset by higher product margins and favorable commission rates. Fulfillment pressure was driven by higher freight rates and labor costs. Product margins increased primarily due to mix shift to higher-margin products and favorable return rates. Operating expenses decreased due to favorable commission rates. Selling, general and administrative expenses were flat primarily due to lower personnel costs offset by higher marketing costs.

QVC International

US Dollar denominated results were favorably impacted by exchange rate fluctuations due to the US Dollar weakening 6% against the British pound, 5% against the Euro, and 8% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2024.

QVC International’s constant currency revenue declined due to a 3% decrease in units shipped and a 2% decrease in average selling price partially offset by favorable returns rate. QVC International reported constant currency revenue growth in apparel, flat revenue in home and accessories, and declines in beauty, jewelry, and electronics.

Operating income increased in the second quarter mainly due to $8 million of restructuring charges in the second quarter of 2024 related to a plan to shift QVC International’s information technology operating model.

Adjusted OIBDA margin decreased due to sales deleverage and fulfillment pressure partially offset by lower selling, general and administrative expenses. Fulfillment pressure due to higher variable wage rates in Europe. Selling, general, and administrative expenses decreased due to lower personnel costs.

Cornerstone

Cornerstone revenue decreased 8% due to continued softness in interior furniture, outdoor furniture, and decor in the home sector.

Operating income margin was flat. Adjusted OIBDA margin decreased primarily due to sales deleverage and higher administrative costs related to the previously announced transformation plan, partially offset by higher product margins and lower fulfilment and supply chain costs.

SECOND QUARTER 2025 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q24	2Q25	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	64.6%	64.7%	10	bps
Operating Income Margin (%)	6.8%	(167.8)%	(17,460)	bps
Adjusted OIBDA Margin (%)	12.5%	10.8%	(170)	bps
Average Selling Price	$52.51	$52.83	1%
Units Sold			(13)%
Return Rate(b)	15.9%	14.4%	(150)	bps
eCommerce Revenue(c)	$980	$897	(8)%
eCommerce % of Total Revenue	62.9%	64.5%	160	bps
Mobile % of eCommerce Revenue(d)	70.6%	71.6%	100	bps
LTM Total Customers(e)	7.9	7.2	(9)%

QVC International
Cost of Goods Sold % of Revenue	63.7%	64.2%	50	bps
Operating Income Margin (%)	9.9%	10.5%	60	bps
Adjusted OIBDA Margin (%)	13.4%	12.6%	(80)	bps
Average Selling Price			4%		(2)%
Units Sold			(3)%
Return Rate(b)	20.4%	18.6%	(180)	bps
eCommerce Revenue(c)	$300	$316	5%		(1)%
eCommerce % of Total Revenue	52.1%	53.3%	120	bps
Mobile % of eCommerce Revenue(d)	76.1%	77.4%	130	bps
LTM Total Customers(e)	4.1	3.9	(5)%

Cornerstone
Cost of Goods Sold % of Revenue	57.9%	56.0%	(190)	bps
Operating Income Margin (%)	4.0%	4.0%	0	bps
Adjusted OIBDA Margin (%)	7.0%	6.7%	(30)	bps
eCommerce Revenue(c)	$207	$193	(7)%
eCommerce % of Total Revenue	75.8%	76.6%	80	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US Dollars.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

FOOTNOTES

1)	QVC Group will discuss these headlines and other matters on QVC Group’s earnings conference call that will begin at 8:30 a.m. (E.T.) on August 7, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Unless otherwise noted, highlights compare financial information for the three months ended June 30, 2025 to the same period in 2024.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2025	6/30/2025
Cash and cash equivalents (GAAP)	$833	$897

Debt:
QVC senior secured notes(a)	$2,146	$2,146
QVC senior secured bank credit facility	1,850	1,925
Total Subsidiary Level Debt	$3,996	$4,071

Senior notes(a)	792	792
Senior exchangeable debentures(b)	778	777
Corporate Level Debentures	1,570	1,569
Total QVC Group Debt	$5,566	$5,640
Unamortized discount, fair market value adjustment and deferred loan costs	(566)	(720)
Total QVC Group Debt (GAAP)	$5,000	$4,920

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage(d)	3.7x	3.9x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon (subject to step up for dividend nonpayment; current coupon is 9.5%), $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement. On April 1, 2025, Cornerstone was removed as a borrower and is no longer included in calculations of QVC, Inc.’s leverage under QVC’s credit agreement. QVC, Inc.’s leverage is presented on an adjusted basis assuming Cornerstone was removed from the covenant calculations under QVC’s bank credit facility for the period ended March 31, 2025.

Cash at QVC Group increased $64 million in the second quarter due to cash provided by operations and net borrowings, partially offset by expenditures for television distribution rights and capital expenditures. Total debt at QVC Group increased $74 million in the second quarter primarily due to additional borrowing under QVC’s bank credit facility.

QVC’s bank credit facility had $1.93 billion drawn as of June 30, 2025, with incremental availability of $1.2 billion, net of letters of credit. In July 2025, QVC borrowed $975 million under its bank credit facility. Availability under the credit facility at August 1, 2025 was approximately $200 million. On April 1, 2025, Cornerstone was removed as a borrower under QVC’s credit agreement and is no longer included in calculations of QVC, Inc.’s leverage under QVC’s credit agreement. QVC, Inc.’s leverage ratio, as defined by the QVC revolving credit facility, was 3.9x at quarter-end.

As of June 30, 2025, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to QVC Group under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the indentures governing QVC’s senior secured notes and QVC’s credit agreement.

QVC Group is in compliance with all debt covenants as of June 30, 2025, and following the borrowing in July 2025.

Important Notice: QVC Group, Inc. (Nasdaq: QVCGA, QVCGP; OTCQB: QVCGB) will discuss QVC Group’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on August 7, 2025. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13748878, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://investors.qvcgrp.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on QVC Group’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies and initiatives (including our WIN strategy) and their expected benefits, market potential and headwinds (including the impact of tariff volatility), future financial performance and prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to QVC Group, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of tariff volatility and uncertainty), the effects of and ability to comply with financial obligations, the effects of impairment losses, issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and QVC Group expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC Group, including the most recent Forms 10-K and 10-Q, for additional information about QVC Group and about the risks and uncertainties related to QVC Group's business, which may affect the statements made in this press release.

Contact: investor@qvcgrp.com

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for QVC Group, QVC and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. QVC Group defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs, and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. QVC Group defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

QVC Group believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, QVC Group views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that QVC Group 's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

QVC Group believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2024, September 30, 2024, December 31, 2024, March 31, 2025 and June 30, 2025, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q24	3Q24	4Q24	1Q25	2Q25
QVC Group Operating Income (Loss)	$165	$152	$(1,271)	$14	$(2,272)
Depreciation and amortization	96	95	93	102	105
Stock compensation expense	3	3	10	4	4
Impairment of intangible assets(b)	—	—	1,480	—	2,395
Restructuring costs(a)	18	—	—	57	—
QVC Group Adjusted OIBDA	$282	$250	$312	$177	$232

a)	In the second quarter of 2024, QVC Group incurred $18 million of restructuring charges related to a plan to shift its information technology operating model. In the first quarter of 2025, QxH and QVC International recorded $36 million and $21 million of restructuring costs, respectively, related to its reorganization. These items are included in operating income and excluded from Adjusted OIBDA
b)	Includes a $1.5 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH in the fourth quarter of 2024 and a $2.4 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH in the second quarter of 2025.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2024, September 30, 2024, December 31, 2024, March 31, 2025 and June 30, 2025, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q24	3Q24	4Q24	1Q25	2Q25
QVC
Operating income (loss)	$163	$164	$(1,254)	$29	$(2,272)
Depreciation and amortization	88	87	84	95	98
Stock compensation	2	1	5	4	4
Impairment of intangible assets	—	—	1,480	—	2,395
Restructuring costs	18	—	—	57	—
Adjusted OIBDA	$271	$252	$315	$185	$225

QxH Adjusted OIBDA	$194	$182	$204	$122	$150
QVC International Adjusted OIBDA	$77	$70	$111	$63	$75

Cornerstone
Operating income (loss)	$11	$(2)	$(4)	$(11)	$10
Depreciation and amortization	8	8	9	7	7
Stock compensation	—	—	—	—	—
Adjusted OIBDA	$19	$6	$5	$(4)	$17

QVC GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2025	2024
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$897	905
Trade and other receivables, net of allowance for credit losses	819	1,143
Inventories	1,193	1,061
Other current assets	192	190
Total current assets	3,101	3,299
Property and equipment, net	465	502
Intangible assets not subject to amortization	2,020	4,337
Intangible assets subject to amortization, net	419	402
Operating lease right-of-use assets	585	600
Other assets, at cost, net of accumulated amortization	109	103
Total assets	$6,699	9,243
Liabilities and Equity
Current liabilities:
Accounts payable	648	776
Accrued liabilities	824	953
Current portion of debt	86	867
Other current liabilities	80	128
Total current liabilities	1,638	2,724
Long-term debt	4,834	4,101
Deferred income tax liabilities	1,130	1,313
Preferred stock	1,272	1,272
Operating lease liabilities	592	598
Other liabilities	121	120
Total liabilities	9,587	10,128
Equity	(2,980)	(971)
Non-controlling interests in equity of subsidiaries	92	86
Total liabilities and equity	$6,699	9,243

QVC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2025	2024

	amounts in millions
Revenue:
Total revenue, net	$2,236	2,407

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,422	1,532
Operating expense	164	178
Selling, general and administrative, including stock-based compensation	422	418
Depreciation and amortization	105	96
Impairment of goodwill and intangible assets	2,395	—
Restructuring costs	—	18
	4,508	2,242
Operating income (loss)	(2,272)	165

Other income (expense):
Interest expense	(117)	(119)
Realized and unrealized gains (losses) on financial instruments, net	(21)	(10)
Other, net	(1)	11
	(139)	(118)
Earnings (loss) before income taxes	(2,411)	47
Income tax (expense) benefit	202	(15)
Net earnings (loss)	(2,209)	32
Less net earnings (loss) attributable to the noncontrolling interests	13	12
Net earnings (loss) attributable to QVC Group, Inc. shareholders	$(2,222)	20

QVC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2025	2024

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(2,300)	40
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	207	195
Impairment of goodwill and intangible assets	2,395	—
Stock-based compensation	8	19
Realized and unrealized (gains) losses on financial instruments, net	36	17
Gain on sale leaseback transaction	—	(1)
Deferred income tax expense (benefit)	(239)	(60)
Other, net	16	6
Changes in operating assets and liabilities
Decrease (increase) in trade and other receivables	327	395
Decrease (increase) in inventory	(106)	(84)
Decrease (increase) in other current assets	37	39
(Decrease) increase in accounts payable	(149)	(122)
(Decrease) increase in accrued and other liabilities	(206)	(151)
Net cash provided (used) by operating activities	26	293

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72)	(94)
Expenditures for television distribution rights	(88)	(13)
Cash proceeds from dispositions of investments	—	6
Proceeds from sale of fixed assets	—	6
Other investing activities, net	(7)	(3)
Net cash provided (used) by investing activities	(167)	(98)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,011	1,660
Repayments of debt	(868)	(1,716)
Dividends paid to noncontrolling interest	(22)	(22)
Dividends paid to common shareholders	(1)	(4)
Other financing activities, net	(2)	(3)
Net cash provided (used) by financing activities	118	(85)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	27	(21)
Net increase (decrease) in cash, cash equivalents and restricted cash	4	89
Cash, cash equivalents and restricted cash at beginning of period	923	1,136
Cash, cash equivalents and restricted cash at end period	$927	1,225